Exhibit 10.10

EXECUTION COPY

ADDITIONAL SHARES ESCROW AGREEMENT

ADDITIONAL SHARES ESCROW AGREEMENT (“Agreement”) dated December 20, 2013 by and among Tecnoglass Inc. (formerly known as Andina Acquisition Corporation), an exempted company incorporated under the laws of the Cayman Islands (“Parent”), Jose Daes, acting as the representative of the recipients (the “Recipients”) of the Parent Ordinary Shares (the “Representative”), A. Lorne Weil and Martha L. Byorum, acting as the committee (the “Committee”) representing the interests of Parent, and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

Parent is party to that certain Agreement and Plan of Reorganization, dated as of August 17, 2013, as amended (the “Merger Agreement”). Pursuant to Section 1.14 of the Merger Agreement, the Recipients shall be entitled to receive additional Parent Ordinary Shares (the “EBITDA Shares”) upon the occurrence of specified Earnout Targets. The parties desire to establish an escrow fund for the satisfaction of the foregoing obligation under the Merger Agreement. The Representative has been designated pursuant to Letters of Transmittal executed and delivered to Parent by each Recipient to represent all of the Recipients and to act on their behalf for purposes of this Agreement.

The parties agree as follows:

1.          (a)          Concurrently with the execution hereof, certificates representing 3,000,000 Parent Ordinary Shares that may be released to the Recipients as a group in accordance with the Merger Agreement are being delivered to the Escrow Agent as the EBITDA Shares to be held and distributed in accordance with this Agreement and Section 1.14 of the Merger Agreement.

(b)          The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the EBITDA Shares solely pursuant to the terms and conditions hereof. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the EBITDA Shares in accordance with this Agreement.

(c)          The EBITDA Shares shall not be deemed issued or outstanding (and no dividends shall be payable with respect thereto) and no Recipient shall have any rights (including any ownership or voting rights) therein until such time, if ever, that the EBITDA Shares are issued and released to the Recipients as provided herein and in accordance with Section 1.14 of the Merger Agreement; provided, however, that the EBITDA Shares shall be adjusted by Parent as follows:

(i)          if Parent shall change its share capital into the same or a different number of securities of any other class or classes (by way of merger, consolidation, reorganization, or any other transaction), the EBITDA Shares shall be converted into such kind and number of securities as they would have been changed into had they been deemed outstanding at the time of such change;

(ii)         if Parent shall split, subdivide or combine any of its share capital into a different number of securities, then the number of EBITDA Shares shall be proportionately adjusted; and

(iii)        if the holders of the type of securities comprising the EBITDA Shares shall have received, or, on or after the record date fixed for the determination of eligible holders, shall have become entitled to receive, without payment therefor, other or additional shares or other securities of Parent by way of a dividend or distribution, then and in each case, the EBITDA Shares shall represent the right to receive from Parent at the time they are released from the escrow hereunder, in addition to the EBITDA Shares themselves, and without payment of any additional consideration therefor, the amount of such other or additional shares or other securities of Parent that would have been payable in respect of the EBITDA Shares had they been deemed outstanding at the time of such dividend or distribution (and such dividend or distribution shall be deemed part of the EBITDA Shares for purposes of this Section 1(c)).

2.          Not later than ten (10) business days after the date Parent has filed with the SEC its Annual Report for each fiscal year for which an Earnout Target is identified in Section 1.14 of the Merger Agreement, the Committee and the Representative shall deliver a joint notice (the “EBITDA Shares Notice”) to the Escrow Agent (i) specifying whether the Earnout Target for that fiscal year has been met, and (ii) if such Earnout Target has been met, instructing the Escrow Agent to issue and release an aggregate number of EBITDA Shares to the Recipients equal to the applicable number of EBITDA Shares set forth under Section 1.14 of the Merger Agreement, including any number of EBITDA Shares to be issued and released in accordance with Section 1.14(g) of the Merger Agreement, or (iii) if the Earnout Target has not been met and the subject Fiscal Year is the year ended February 29, 2016, instructing the Escrow Agent to release all remaining EBITDA Shares to Parent for cancellation.

3.          Notwithstanding anything to the contrary contained in this Agreement, no portion of the EBITDA Shares shall be issued and delivered to any Recipient until such time as same has delivered a properly executed Letter of Transmittal as provided by Section 1.6 of the Merger Agreement. In the event a distribution of a portion of the certificates representing EBITDA Shares is to made to a Recipient who has not executed and delivered such Letter of Transmittal, the portion of the certificates representing EBITDA Shares to which the Recipient is otherwise entitled shall be delivered in trust to Parent, which shall hold such portion of the EBITDA Shares pending delivery of such Letter of Transmittal or expiration of any period resulting in escheatment or forfeiture of same.

4.          Parent and the Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable or issuable in accordance with this Agreement and in implementing the procedures necessary to effect such payments. For all purposes under this Agreement, Parent shall act through the Committee.

5.           (a)          The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b)          The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c)          The Escrow Agent’s sole responsibility upon receipt of any notice requiring any issuance of EBITDA Shares under the terms of this Agreement or the settlement with respect to any dispute, whether by virtue of joint resolution or determination of a court of competent jurisdiction, is to issue the number of EBITDA Shares specified in such notice to the party indicated, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d)          The Escrow Agent shall not be liable for any action taken by it in good faith, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 5(f), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e)          The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by giving the other parties hereto thirty (30) days’ written notice of such resignation. Such resignation shall become effective at such time that the Escrow Agent shall turn over the EBITDA Shares to a successor escrow agent appointed jointly by the Committee and the Representative. If no new escrow agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and deposit the Escrow Fund with such successor escrow agent appointed thereby.

(f)          (i)          From and at all times after the date of this Agreement, Parent shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Escrow Agent Parties”) against any and all actions, claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable fees, costs and expenses of one outside counsel (but not internal counsel)) (collectively, for purposes of this Section 5(f), “Losses”) actually incurred by any of the Escrow Agent Parties from and after the date hereof as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including, without limitation, Parent or the Recipients asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Escrow Agent Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Escrow Agent Party shall have the right to be indemnified hereunder for (i) any Losses to the extent they are finally determined by a court of competent jurisdiction, subject to no further appeal, to be attributable to the gross negligence or willful misconduct of such Escrow Agent Party or (ii) any settlements entered into by an Escrow Agent Party without Parent’s written consent which shall not be unreasonably withheld.

(ii)         If any such action or claim shall be brought or asserted against any Escrow Agent Party, such Escrow Agent Party shall promptly notify the Representative and the Committee in writing, and Parent shall assume the defense thereof, including the employment of counsel and the payment of all reasonable expenses. Such Escrow Agent Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Escrow Agent Party in its sole discretion) in any such action and to participate in the defense thereof, and the reasonable fees and expenses of such counsel shall be paid by such Escrow Agent Party, except that Parent shall be required to pay such reasonable fees and expenses if (i) Parent agrees to pay such reasonable fees and expenses, (ii) Parent shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Escrow Agent Party, to employ counsel satisfactory to the Escrow Agent Party in any such action or proceeding, (iii) Parent or the Recipients are the plaintiff in any such action or proceeding or (iv) the named or potential parties to any such action or proceeding (including any potentially impleaded parties) include both the Escrow Agent Party and Parent and/or the Recipients, and the Escrow Agent Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Parent or the Recipients. All such reasonable fees and expenses payable by Parent pursuant to the immediately preceding sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. The obligations of Parent under this Section 5(f) shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

(iii)        Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

(g)          The Escrow Agent shall be entitled to reasonable compensation from Parent for all services rendered by it hereunder as set forth on Schedule 5(g) hereto. The Escrow Agent shall also be entitled to reimbursement from Parent for all reasonable, documented out-of-pocket expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all reasonable counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(h)          From time to time on and after the date hereof, the Committee and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

6.          This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

7.          This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives and shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by the Committee, the Representative and the Escrow Agent.

8.          All disputes arising under this Agreement between the Committee and the Representative, including a dispute arising from a party’s failure or refusal to sign a Joint Notice or to deliver any notice or other document required hereunder, shall be resolved in the same manner as disputes under the Merger Agreement are to be resolved pursuant to Section 10.12 thereof. The Committee and the Representative each hereby consent to the exclusive jurisdiction of the federal and state courts sitting in New York County, New York, with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against the Committee or the Representative in respect of any such claim or controversy may be made upon it pursuant to Section 9.

9.          All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.	If to the Committee, to it at:

A. Lorne Weil

51 East 90th St

New York, New York 10128

Facsimile: [__________]

with a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174-1901

Attention: David Alan Miller, Esq.

Facsimile: 212-818-8881

B.	If to the Representative, to him at:

Jose Daes

Avenida Circunvalar a 100 mts de la Via 40

Barrio Las Flores Barranquilla

Colombia

Facsimile: [_______]

with a copy to:

Arnstein & Lehr LLP

200 South Biscayne Boulevard, Suite 3600

Miami, Florida 33131

Attention: Phillip M. Hudson III, Esq.

Facsimile: [___________]

C.	If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attention: Compliance Department

Facsimile: 212-509-5150

D.	If to Parent, to it at:

Tecnoglass Inc.

Avenida Circunvalar a 100 mts de la Via 40

Barrio Las Flores Barranquilla

Colombia

Attention: Jose Manuel Daes

Facsimile: [___________]

with a copy to:

Arnstein & Lehr LLP

200 South Biscayne Boulevard, Suite 3600

Miami, Florida 33131

Attention: Phillip M. Hudson III, Esq.

Facsimile: [___________]

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

10.         (a)          All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to Parent.

(b)          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

(c)          When reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise specified.

[Signatures are on following page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

TECNOGLASS INC.

By:	/s/ B. Luke Weil
Name:	B. Luke Weil
Title:	Chief Executive Officer

REPRESENTATIVE:

/s/ Jose Daes
Jose Daes

COMMITTEE:

/s/ A. Lorne Weil
A. Lorne Weil

/s/ Martha L. Byorum
Martha L. Byorum

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY

By:	/s/ Monty Harry
Name:	Monty Harry
Title:	Vice President

Schedule 5(g)

Amount	Description

$300 per month	From the date hereof until the termination of the Escrow Agent’s duties pursuant to Section 1(b).

-9-